Exhibit 10.33
EXECUTION COPY
SECOND AMENDMENT TO OFFICE LEASE AGREEMENT
THIS SECOND AMENDMENT TO OFFICE LEASE AGREEMENT (this “Amendment”) is made as of            12/30/2020           (the “Effective Date”) by and between CP 200 STATE LLC, a Delaware limited liability company (“Landlord”), and PEAR THERAPEUTICS, INC., a Delaware corporation (“Tenant”).
RECITALS
A.Landlord is the current owner of the office building located at 200 State Street, Boston, Massachusetts (the “Building”).
B.GLL 200 State Street, L.P., a Delaware limited partnership and predecessor-in- interest to Landlord, and Tenant entered into that certain Office Lease Agreement dated as of May 11, 2018 (the “Original Lease”), for certain office space consisting of approximately eleven thousand seven hundred thirty-three (11,733) square feet of rentable area (the “Existing Premises”) on the thirteenth (13th) floor of the Building.
C.The Original Lease was amended by that certain First Amendment to Office Lease dated as of January 17, 2020 (the “First Amendment” and, together with the Original Lease, the “Lease”), pursuant to which Tenant agreed to lease an additional three thousand seven hundred seventy-seven (3,777) square feet of rentable area located on the second (2nd) floor of the Building (the “Initial Expansion Space”).
D.The Initial Expansion Space was not delivered to Tenant, the Expansion Space Commencement Date (as defined in the First Amendment) did not occur, and Landlord and Tenant desire to terminate Tenant’s leasing of the Initial Expansion Space in accordance with the terms set forth herein.
E.The term of the Lease (the “Term”) with respect to the Existing Premises is currently scheduled to expire on January 31, 2024 (the “Original Expiration Date”).
F.The parties desire to amend the Lease to, among other things: (i) terminate Tenant’s Lease with respect solely to the Initial Expansion Space, (ii) provide for the addition to the Existing Premises of certain additional space in the Building (i.e., the First Expansion Space and the Second Expansion Space, each as defined below), (iii) extend the Term with respect to the Existing Premises, and (iv) otherwise amend the Lease; all subject to and in accordance with the terms and conditions set forth in this Amendment.
G.Except as otherwise defined herein, all terms and phrases used in this Amendment that are defined in the Lease shall have the same meaning as set forth in the Lease. In the event of any conflict between the Lease and this Amendment, the terms of this Amendment shall control.

COVENANTS
NOW, THEREFORE, in consideration of the sum of Ten Dollars ($10.00) cash in hand paid, the mutual covenants hereinafter set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:
1.Recitals. The foregoing Recitals are true and correct and are incorporated herein by reference.
2.Initial Expansion Space. Notwithstanding anything to the contrary set forth in the First Amendment, effective as of the Effective Date, Tenant’s Lease with respect solely to the Initial Expansion Space is hereby terminated. Landlord and Tenant acknowledge and agree that the Initial Expansion Space was never delivered to Tenant and, accordingly, from and after the Effective Date, neither party shall have any liability or responsibility to the other with respect to the Initial Expansion Space.
3.First Expansion Space and Second Expansion Space.
(a)Description. Landlord and Tenant hereby agree to add to the Premises, (i) as of January 1, 2021 (the “First Expansion Space Commencement Date”), that certain office space located on a portion of the thirteenth (13th) floor of the Building deemed to contain six thousand two hundred eighteen (6,218) square feet of rentable area (the “First Expansion Space”), and (ii) as of January 1, 2022 (the “Second Expansion Space Commencement Date”), that certain office space located on a portion of the thirteenth (13th) floor of the Building deemed to contain nine hundred nineteen (919) square feet of rentable area (the “Second Expansion Space”). The First Expansion Space is depicted as the hatched area on the diagram attached hereto as Exhibit A-1, and the Second Expansion Space is depicted as the hatched area on the diagram attached hereto as Exhibit A-2. Landlord hereby leases to Tenant and Tenant hereby rents from Landlord the First Expansion Space and the Second Expansion Space upon the terms and conditions set forth in this Amendment. On the First Expansion Space Commencement Date, the First Expansion Space shall become part of the Premises and, except as otherwise provided below, shall be subject to all of the terms and conditions of the Lease (as modified by this Amendment) for the remainder of the Term. On the Second Expansion Space Commencement Date, the Second Expansion Space shall become part of the Premises and, except as otherwise provided below, shall be subject to all of the terms and conditions of the Lease (as modified by this Amendment) for the remainder of the Term. The Existing Premises, together with the First Expansion Space and the Second Expansion Space, are sometimes collectively referred to herein as the “Premises”.
(b)No Delivery Required. Tenant acknowledges and agrees that the First Expansion Space is currently occupied by Demeo, LLP, a Massachusetts limited liability partnership (“Demeo”) under a lease with Landlord. Landlord and Demeo have agreed in writing to terminate Demeo’s lease of the First Expansion Space, such termination effective as of December 31, 2020, and Tenant and Demeo intend to enter into a sublease of the First Expansion Space, pursuant to which Demeo will sublease the First Expansion Space from Tenant commencing on January 1, 2021 and expiring on August 31, 2021. Accordingly, Landlord shall not be obligated to deliver physical possession of the First Expansion Space to Tenant on the First Expansion Space Commencement Date, and Tenant shall be responsible for negotiating the terms of a sublease between Tenant and Demeo. If Tenant fails or is otherwise unable to negotiate the terms of a sublease with Demeo, Landlord shall have no liability or responsibility with respect thereto, and Tenant shall remain liable for the payment of rent and all other charges with respect to the First Expansion Space in accordance with the terms set forth in this Amendment. In addition, the Second Expansion Space is currently leased to TIFF Advisory Services, Inc., a Delaware corporation (“TIFF”), and TIFF has subleased the Second Expansion Space to Demeo. Landlord and TIFF have agreed in writing to an early termination of the lease and TIFF and Demeo have agreed in writing to an early termination of the sublease of the Second Expansion Space, both effective as of August 31, 2021. The Second Expansion Space is not separately demised from the First Expansion Space. Accordingly, Landlord shall not be obligated to deliver physical possession of the Second Expansion Space to Tenant on the Second Expansion Space Commencement Date, the delivery of which will occur de facto upon Demeo’s vacating of the Second Expansion Space. If Demeo fails to vacate all or any portion of the First Expansion Space on or before the expiration of the sublease between Tenant and Demeo (or upon the termination of Demeo’s lease if Demeo and Tenant fail to execute a sublease as currently contemplated), or the Second Expansion Space on or before August 31, 2021, Landlord shall have no liability or responsibility with respect thereto (except that, to the extent permitted by applicable laws, Landlord will commence eviction proceedings against Demeo and thereafter diligently pursue such proceedings in a commercially reasonable manner), and Tenant shall remain liable for the payment of rent and all other charges with respect to the First Expansion Space and the Second Expansion Space in accordance with the terms set forth in this Amendment. Landlord shall have no obligation whatsoever to make any structural or other alterations in or to any part of the First Expansion Space, the Second Expansion Space, the Existing Premises or the Building on account of the First Expansion Space, the Second Expansion Space or this Amendment.
(c)Expansion Allowance. In connection with Tenant’s leasing of the First Expansion Space, Landlord shall provide to Tenant a tenant improvement allowance not to exceed Twenty-Five and 00/100ths Dollars ($25.00) per rentable square foot of the First Expansion Space (i.e., $155,450.00) (the “Expansion Allowance”), for (a) permanent tenant improvements performed in or to the First Expansion Space by Tenant (the “Hard Costs”), and architectural and engineering fees, if any, the construction contract oversight fee, permit costs, furniture, fixtures, equipment, related telephone and computer cabling costs and moving costs (the “Soft Costs”) (such work and tenant improvements being hereinafter collectively referred to as the “Renovation”). Notwithstanding the foregoing, no more than fifty percent (50%) of the Expansion Allowance may be use for Soft Costs (the “Soft Cost Cap”). The Renovation shall be deemed Alterations for all purposes hereunder. Without limiting the foregoing, Tenant must receive Landlord’s prior written consent (such consent shall not be unreasonably withheld, conditioned, or delayed) to the space plans and final working drawings for the Renovation before performing any work. Tenant shall pay to Landlord (or, at Landlord’s election, to its construction contract manager), a construction contract oversight fee equal to one percent (1%) of the Hard Costs. Tenant shall promptly submit to Landlord (but on a monthly basis only): (i) invoices for all Hard Costs and Soft Costs incurred by Tenant in performing the Renovation, together with a signed architect’s certificate of substantial completion of work performed in connection therewith, (ii) signed waivers and releases of mechanic’s liens executed by all contractors, subcontractors and suppliers performing the Renovation or providing materials in connection therewith, and (iii) such other information or documentation as Landlord or its lender may reasonably request or require, such as an estoppel certificate, occupancy permit and/or architect’s final certificate of substantial completion (and architect’s confirmation of completion in compliance with approved plans) upon completion of the Renovation. After inspection and approval of the portion(s) of the Renovation as reflected by such certificates and invoices and receipt and verification of the invoices and waivers submitted, Landlord shall promptly reimburse Tenant for appropriate amounts requested by the invoices. In no event shall Landlord be obligated to reimburse or credit Tenant for any amount if it individually or in the aggregate exceeds the total amount of the Expansion Allowance. Notwithstanding the foregoing, Landlord shall have no obligation to reimburse Tenant or to credit any portion of the Expansion Allowance under this Section for Hard Costs or Soft Costs if Tenant fails to comply with the terms and conditions of this Section, or if Tenant is in default of the Lease, after giving of notice and the expiration of any applicable grace or cure period, at the time Tenant makes a request for payment or reimbursement or at any time thereafter up to and including the date Landlord makes any such credit or reimbursement to Tenant. Tenant shall submit to Landlord all invoices and requests for reimbursement or payment of all Hard Costs and Soft Costs no later than December 31, 2022 (such day being hereinafter referred to as the “Invoice Submission Deadline”), and Landlord shall have no obligation to reimburse Tenant or pay any amounts for any invoices submitted after such Invoice Submission Deadline, time being of the essence thereto. If Tenant fails to utilize the entire Expansion Allowance for the cost of the Renovations, Tenant shall not be entitled to any credit, cash or otherwise therefor; provided, however, that if the entire Expansion Allowance is not applied toward or reserved for the cost of the Renovations, then, so long as Tenant is not in default under the Lease, at Tenant’s written request (such request to be made on or before the Invoice Submission Deadline), Tenant shall receive a credit of such unused and unreserved portion of the Expansion Allowance (not to exceed in the aggregate, when taken together with the Soft Costs, the Soft Cost Cap) against Base Rent next coming due under the Lease (as amended hereby).
4.Term.
(a)First Expansion Space. The Term with respect to the First Expansion Space shall commence on the First Expansion Space Commencement Date and shall expire (if not otherwise terminated sooner in accordance with the terms of the Lease or this Amendment) on June 30, 2028 (the “Revised Expiration Date”).
(b)Second Expansion Space. The Term with respect to the Second Expansion Space shall commence on the Second Expansion Space Commencement Date and shall expire (if not otherwise terminated sooner in accordance with the terms of the Lease or this Amendment) on the Revised Expiration Date.
(c)Existing Premises. The Term with respect to the Existing Premises is hereby extended and shall expire (if not otherwise terminated sooner in accordance with the terms of the Lease or this Amendment) on the Revised Expiration Date.
(d)Renewal Option. The Option to Renew set forth in Section 6 of the First Amendment shall continue to apply, provided, however, that Tenant shall only have the option to renew the Lease with respect to the entirety of the Premises (i.e., the Original Premises, the First Expansion Space and the Second Expansion Space).

5.Rent.
(a)Rent for First Expansion Space.
(i)Base Rent. Commencing on the First Expansion Space Commencement Date, and notwithstanding anything to the contrary set forth in the Lease, Tenant shall pay to Landlord, as Base Rent for the First Expansion Space only, without setoff, deduction or demand, the amounts as stipulated below:

Period	Base Rent per Rentable Square Foot of the Premises	Base Rent Annual Amount	Base Rent Monthly Installment
January 1, 2021 – December 31, 2021	$70.00	$435,260.00	$36,271.67*
January 1, 2022 – December 31, 2022	$71.40	$443,965.20	$36,997.10
January 1, 2023 – December 31, 2023	$72.83	$452,856.94	$37,738.08
January 1, 2024 – December 31, 2024	$74.28	$461,873.04	$38,489.42
January 1, 2025 – December 31, 2025	$75.77	$471,137.86	$39,261.49
January 1, 2026 – December 31, 2026	$77.29	$480,589.22	$40,049.10
January 1, 2027 – December 31, 2027	$78.83	$490,164.94	$40,847.08
January 1, 2028 – June 30, 2028	$80.41	$499,989.38**	$41,665.78
* Subject to abatement as expressly set forth below.
** Annualized based on twelve (12) full calendar months.
Tenant shall pay such Base Rent for the First Expansion Space in equal monthly installments in advance, without setoff, deduction or demand, commencing on the First Expansion Space Commencement Date and on the first day of each calendar month thereafter until the Revised Expiration Date and otherwise in accordance with the terms of the Lease (as amended hereby). Notwithstanding the foregoing to the contrary, so long as no default occurs under the Lease, after giving of notice and the expiration of any applicable grace or cure period, Landlord hereby agrees to grant Tenant an abatement of Base Rent payable with respect solely to the First Expansion Space for the first six (6) full calendar months following the First Expansion Space Commencement Date (i.e., January 1, 2021 through June 30, 2021).
(ii)Additional Rent. Commencing on the first anniversary of the First Expansion Space Commencement Date, Tenant shall pay the following as additional rent with respect to the First Expansion Space: (i) Tenant’s First Expansion Space Pro Rata Share of the amount by which Expenses for each calendar year through the Revised Expiration Date exceed a base amount equal to Expenses incurred during calendar year 2021, and (ii) Tenant’s First Expansion Space Pro Rata Share of the amount by which Taxes for each Fiscal Year through the

Revised Expiration Date exceed a base amount equal to Taxes incurred during Fiscal Year 2021 (i.e., July 1, 2020 to June 30, 2021). “Tenant’s First Expansion Space Pro Rata Share” shall mean two and six hundredths percent (2.06%).
(b)Rent for Second Expansion Space.
(i)Base Rent. Commencing on January 1, 2022 (the “Second Expansion Space Rent Commencement Date”), and notwithstanding anything to the contrary set forth in the Lease, Tenant shall pay to Landlord, as Base Rent for the Second Expansion Space only, without setoff, deduction or demand, the amounts as stipulated below:

Period	Base Rent per Rentable Square Foot of the Premises	Base Rent Annual Amount	Base Rent Monthly Installment
January 1, 2022 – December 31, 2022	$71.40	$65,616.60	$5,468.05
January 1, 2023 – December 31, 2023	$72.83	$66,930.77	$5,577.56
January 1, 2024 – December 31, 2024	$74.28	$68,263.32	$5,688.61
January 1, 2025 – December 31, 2025	$75.77	$69,632.63	$5,802.72
January 1, 2026 – December 31, 2026	$77.29	$71,029.51	$5,919.13
January 1, 2027 – December 31, 2027	$78.83	$72,444.77	$6,037.06
January 1, 2028 – June 30, 2028	$80.41	$73,896.79*	$6,158.07
* Annualized based on twelve (12) full calendar months.
Tenant shall pay such Base Rent for the Second Expansion Space in equal monthly installments in advance, without setoff, deduction or demand, commencing on the Second Expansion Space Rent Commencement Date and on the first day of each calendar month thereafter until the Revised Expiration Date and otherwise in accordance with the terms of the Lease (as amended hereby).
(ii)Additional Rent. Commencing on the Second Expansion Space Rent Commencement Date, Tenant shall pay the following as additional rent with respect to the Second Expansion Space: (i) Tenant’s Second Expansion Space Pro Rata Share of the amount by which Expenses for each calendar year through the Revised Expiration Date exceed a base amount equal to Expenses incurred during calendar year 2021, and (ii) Tenant’s Second Expansion Space Pro Rata Share of the amount by which Taxes for each Fiscal Year through the Revised Expiration Date exceed a base amount equal to Taxes incurred during Fiscal Year 2021 (i.e., July 1, 2020 to June 30, 2021). “Tenant’s Second Expansion Space Pro Rata Share” shall mean thirty hundredths percent (0.30%).
(c)Rent for Existing Premises.

(i)Base Rent. Tenant shall continue to pay Base Rent for the Existing Premises in accordance with the Lease. Commencing on February 1, 2024, Base Rent for the Existing Premises shall be as follows:

Period	Base Rent per Rentable Square Foot of the Premises	Base Rent Annual Amount	Base Rent Monthly Installment
February 1, 2024 – January 31, 2025	$76.85	$901,681.05	$75,140.09
February 1, 2025 – January 31, 2026	$78.39	$919,749.87	$76,645.82
February 1, 2026 – January 31, 2027	$79.95	$938,053.35	$78,171.11
February 1, 2027 – January 31, 2028	$81.55	$956,826.15	$79,735.51
February 1, 2028 – June 30, 2028	$83.18	$975,950.94*	$81,329.25
* Annualized based on twelve (12) full calendar months.
(ii)Additional Rent. Tenant shall continue to pay all Additional Rent with respect to the Existing Premises (including Tenant’s Pro Rata Share of Expense Excess and Tax Excess) in accordance with the Lease; provided, however, that commencing on February 1, 2024: (i) the Base Year for Expenses with respect to the Existing Premises shall be reset to calendar year 2024, and (ii) the Base Year for Taxes with respect to the Existing Premises shall be reset to Fiscal Year 2024 (i.e., July 1, 2023 to June 30, 2024).
6.Specific Lease Modifications.
(a)Parking. Notwithstanding anything set forth in the Lease, from and after the First Expansion Space Commencement Date, the number of Spaces that Tenant is permitted to lease from Landlord pursuant to Section 1 of Exhibit F of the Lease is hereby increased to seven (7).
(b)Security Deposit. Landlord acknowledges that it is currently holding a Security Deposit in the amount of One Hundred Sixty-Five Thousand Seven Hundred Sixty-Nine and 58/100 Dollars ($165,769.58). No additional Security Deposit shall be required in connection with this Amendment, and Landlord shall continue to hold the existing Security Deposit in accordance with the Lease as security for the performance of all of Tenant’s obligations under the Lease (as amended by this Amendment).
7.Authority. Tenant and each of the persons executing this Amendment on behalf of Tenant hereby covenants and warrants that Tenant is a duly organized, authorized and existing Delaware corporation, Tenant has and is qualified to do business in the Commonwealth of Massachusetts, Tenant has full right and authority to enter into this Amendment, and the person signing this Amendment on behalf of Tenant is authorized to do so.

8.Brokerage. Landlord and Tenant each represents and warrants that it has not entered into any agreement with, or otherwise had any dealing with, any broker or agent in connection with the negotiation or execution of this Amendment which could form the basis of any claim by any such broker or agent for a brokerage fee or commission, finder's fee, or any other compensation of any kind or nature herewith, except Newmark Knight Frank (“Landlord’s Broker”) and Perry Brokerage Associates, LLC and T3 Advisors (collectively, “Tenant’s Broker” and, together with Landlord’s Broker, the “Brokers”). Landlord shall pay Landlord’s Broker and Tenant’s Broker commissions pursuant to separate agreements. Tenant agrees to indemnify and hold Landlord harmless from and against all reasonable costs (including, but not limited to, court costs, investigation costs, and reasonable attorneys' fees), expenses, or liabilities for commission or other compensation with respect to this Amendment which may arise out of any agreement or dealings or alleged agreement or dealings between Tenant and any agent or broker, except the Brokers. Landlord agrees to indemnify and hold Tenant harmless from all reasonable costs (including, but not limited to, court costs, investigation costs, and reasonable attorneys' fees), expenses, or liabilities for commission or other compensation with respect to this Amendment which may arise out of any agreement or dealings or alleged agreement or dealings between Landlord and any agent or broker, except the Brokers.
9.Ratification. Except as otherwise expressly modified by the terms of this Amendment, the Lease shall remain unchanged and in full force and effect. All terms, covenants and conditions of the Lease not expressly modified herein are hereby confirmed and ratified and remain in full force and effect, and, as further amended hereby, constitute valid and binding obligations of Tenant enforceable according to the terms thereof. Except as otherwise provided herein, all terms used in this Amendment that are defined in the Lease shall have the meaning provided in the Lease, as applicable. To the extent any conflict exists between the Lease and this Amendment, the terms of this Amendment shall control. Tenant acknowledges that, to Tenant’s knowledge, Landlord is not in default in the performance of any of its obligations under the Lease, and Tenant is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute a default by Landlord under the Lease. Landlord acknowledges that, to Landlord’s knowledge, Tenant is not in default in the performance of any of its obligations under the Lease, and Landlord is unaware of any condition or circumstance which, but for the passage of time or delivery of notice, or both, would constitute a default by Tenant under the Lease. Tenant has no claims, defenses or set-offs of any kind to the performance of Tenant's obligations and duties under the Lease. Tenant further acknowledges that, except as otherwise specifically set forth in this Amendment, nothing contained herein shall be deemed to waive any sum due from Tenant to Landlord. From and after the date of full execution and mutual delivery of this Amendment, each reference to the Lease shall be deemed to refer to the Lease, as modified by this Amendment.
10.Binding Effect. The submission of this Amendment shall not constitute an offer and this Amendment shall not be effective and binding unless and until fully executed and delivered by each of the parties hereto. All of the covenants contained in this Amendment, including, but not limited to, all covenants of the Lease as modified hereby, shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, legal representatives, and permitted successors and assigns.

11.Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be an original, but all of which shall constitute one and the same Amendment. Signatures transmitted electronically (including by facsimile, via e-mail in a “PDF” format or via DocuSign) may be used in place of original signatures on this Amendment. Each party intends to be bound by such party’s electronically submitted signage on this Amendment, is aware that the other parties are relying on such party’s electronically submitted signature, and hereby waives any defenses to the enforcement of this Amendment based upon the form of signature.
[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Amendment to be executed under seal as of the date first above written.

LANDLORD:
CP 200 STATE LLC, a Delaware limited liability company

By:	CP MA REIT LLC, a Delaware limited liability company, its sole member

	By:	CARR PROPERTIES OC LLC,
a Delaware limited liability company, its sole member

		By:	/s/ Jackson Prentice	[SEAL]
		Name:	Jackson Prentice
		Title:	Senior Vice President

TENANT:
PEAR THERAPEUTICS, INC.,

a Delaware corporation

By:	/s/ Christopher D.T. Guiffre	[SEAL]

Name: Christopher D. T. Guiffre
Title: Chief Financial Officer & Chief
Operating Officer
[Signature Page to Second Amendment to Office Lease Agreement – Pear Therapeutics]

EXHIBIT A-1
Plan Showing First Expansion Space
A-1-1

EXHIBIT A-2
Plan Showing Second Expansion Space
A-2-1